Exhibit 99.1

To Shareholders of EON Resources Inc. (“EON” or the “Company”):

Re: We Are Moving Heaven and Earth to Increase Shareholder Value by $40MM

Greetings from the management team at EON. We have been busy over the last 15 months since we acquired the Grayburg-Jackson oil field property. We spent $3MM in capital to stabilize oil production at nearly 1000 BOPD today by completing major field repairs and enhancements. We are now poised to implement recommendations by our engineering and geology teams to expand our 95 successful waterflood patterns by an additional 158. As a result of our published San Andres Horizontal Well Study that recommended 50 new drill sites, we are busy preparing 12 drilling permits. The new waterflood patterns will come on at 20 - 30 BOPD each, while the horizontal wells are forecasted to come on at 400 BOPD. This work will keep us busy for the balance of this decade.

Why is our stock price so low?

When we speak to our largest independent shareholders, they convey two main concerns. Concern 1) That we would dilute the stock excessively to pay the $22 million seller consideration to gain $62MM in shareholder value ($40MM net). Concern 2) That we are taking too long to clean up the balance sheet to pay off one-time obligations that allowed us to become an operating company on November 15, 2023. We hope to convey in this note to shareholders, that all of our actions are geared to enhance shareholder value as detailed below:

Concern 1 – Our Funding Plan: We will use oil production in the form of a term overriding royalty more so than debt or equity , to pay the $22 million Seller consideration that reaps approximately $40 million in net shareholder value. The summary of the Agreement with Seller can be found on our website at Seller Agreement Press Release. The description of how we will use oil production in the form of a term royalty overriding interest (“TORRI”) structure can be found on our website at Enstream LOI Press Release.

●	Benefits of using a Term ORRI instead of Debt or Equity (stock to pay Seller $22MM):

o	Lowers our monthly costs by over $250,000 per month or $3MM / year.

o	No dilution to our common stock

o	Reduces debt on our balance sheet by $ millions

o	Insulates us from oil price risk

o	The ORRI reverts to EON after a reasonable contractual cash on cash payout

o	Minimizes default risk

o	We have several backups to Enstream that fall into the category of mezzanine financing. These alternatives involve use of a Temporary ORRI, Debt and small amount of equity. At our current low stock price, we will minimize the use of equity in transactions. We believe, as our stock analysts have reported, that based on our recoverable reserves and low decline rate, that we are a $4-5 stock.

NYSE American: EONR	Website: EON-R.com

●	How and why the Settlement with Seller Is Spectacular - Seller Agreement Press Release

o	The existing Seller note is currently on our balance sheet at ~$19 million with an 18% interest rate. This is totally eliminated for a cash payment of $7 million. If we fund the $7MM entirely with a TORRI, the balance sheet reduction is the full $19MM. Our market cap will double or triple with this one piece of the settlement transaction.

o	The existing Seller preferred stock units are the remaining component of the minority interest on our balance sheet and have a redemption value in excess of $24 million at current market price. This instrument is eliminated for 3 million common shares. This creates a net savings in excess of $22 million at current market price. This action is even more additive to our market cap than the elimination of the seller note.

o	The 10% ORRI we are acquiring, was retained by Seller prior to the acquisition in return for a purchase price reduction of $30 million. EON is gaining control of this instrument for a payment of $15 million, which is the estimated current market value. We believe this is a bargain price considering the tremendous upside we see in the field from drilling and from expansion of the waterflood. The result of closing the Seller Agreement would effectively increase the value of our acquired asset by $15 million and reduce our net purchase price from an original $120 million to less than $60 million, on an asset we value at $82 million of Proved Developed Producing at a Present Value of ten percent (10%).

Concern 2 – Our Plan: Expediting EONR’s Balance Sheet:

●	Our top priority in clearing debt and liabilities from our balance sheet was first to clear the obligations to the seller. We successfully negotiated a spectacular outcome in return for $22MM in cash within 120 days from settlement signing which occurred on Feb 10th. This adds $40MM in net shareholder value and increases our Net Revenue Interest from 75% to 85%, thereby increasing our asset value by $15MM.

●	We are now in the next phase of clearing all other debt from our balance sheet by exchanging private loans and related warrant liabilities (“Loans”) that are “current” payables on the balance sheet to convertible notes (“Notes”) that have a “long-term” maturity. To achieve this, we need shareholder approval, which we will seek next month.

NYSE American: EONR	2	Website: EON-R.com

●	To date we have retired $2.9 million in debt by way of exchanging Loans to Notes as documented in our 8-K filings dated January 24, 2025, and February 7, 2025.

●	We have additionally paid down our senior debt of $28MM to $21MM by making timely P&I payments to our lender.

We are now poised to develop 50MM in recoverable reserves, effectively tripling the value of recoverable reserves from PDP and PDNP categories from our original purchase date:

●	Stabilized production: The production of oil was in a 50% decline rate from 1,400 barrels of oil per day (“BOPD”) to in the 900’s BOPD at acquisition date. Our field repairs stabilized the production rate to approximately 1,000 BOPD today with almost no decline since November 2023 when we bought the property. This substantial reduction in decline rate has a material positive effect on the value of our reserves.

●	Horizonal drilling program: There are an estimated 20 million recoverable barrels in the San Andres pay zone interval from horizonal drilling of 50 wells identified in our recent published study supported by our analysis of comparable offset producers. Our study, now finalized, is on our website at Horizonal Drilling Press Release and Horizonal Drilling Study. We expect these wells to range between 300 and 900 BOPD, averaging 400 BOPD. We are working now to have 12 approved drilling locations by Q4 of this year. We are aiming to drill 6 locations in Q1, most likely with an investment partner.

●	Successful waterflood expansion program: Over 10 million recoverable barrels are estimated in the Seven Rivers interval by adding 150 additional waterflood patterns. Our assertion is supported by our current successful 95 existing waterflood patterns and our third-party engineer’s reserve report, which is on our website at Reserve Report . A portion of this program is likely to include a level of production sharing (TORRI) financing that is neither debt nor equity. The Enstream arrangement would fund a sizable portion of the waterflood expansion by adding 40-50 more patterns this year to our existing 95 waterflood patterns and adding 300-400 BOPD this year. These patterns take up to 9 months to show response to offset water injection.

●	Major cost reductions: The Company has been able to substantially reduce costs over the last year. Now that we have improved the field condition, the lease operating expenses are trending downward. Our G&A expenses are also trending downward in the following areas: audit, accounting, legal expenses and insurance. In all, we have cut costs by almost $200,000 per month or $2.4MM per year.

NYSE American: EONR	3	Website: EON-R.com

●	Our team: We are racking up big wins with our Seller Settlement ($40MM added to shareholder value), Cost Reductions ($2.4MM in annual cost reductions), Potential Reserve Additions of 20MM barrels from new wells, Potential Reserve Additions of 10MM barrels from 158 expanded waterflood patterns, Creative Financing using TORRIs to minimize share dilution and debt, and the development of a 2025 capital plan that may triples our market cap.

●	We immensely value shareholder trust: We understand we must earn your trust by delivering consistent earnings, and we are committed to delivering these earnings sooner than later. Our management team, friends and family are EON shareholders, which means all our investors are treated as family. This means we owe each of you our very best efforts. You are now seeing just the beginning of what we believe is an outstanding company.

●	Our commitment to continue buying our stock: All of us in EONR management own sizable share positions, all purchased at much higher share prices than we see today. As soon as the blackout period for management is lifted or waived by our Board in accordance with our insider trading policy, you will see us buying our stock. Of late, due to the positive material changes to our balance sheet and outlook, EON Management has been in a black out (no buying or selling or stock) period. Our shareholders, however, are free to freely trade our shares, and we will follow suit, as soon as we are allowed. We will also be asking our shareholder approval for management to take a large portions of our salary in stock. We need your permission to do this too.

For those of you, like our entire EONR team, who have stuck it out with us this past year, thank you! For those of you who have sold our stock, we understand your reasons, but we fervently believe blue skies are ahead. We have moved heavy boulders in our way, allowing for success this year and beyond. Now let’s all enjoy our next development phase – profitable growth!

Sincerely,

/s/ Joseph V. Salvucci	/s/ Dante Caravaggio
Joseph V. Salvucci Sr., Chairman	Dante Caravaggio, President & CEO

March 12, 2025

NYSE American: EONR	4	Website: EON-R.com

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

NYSE American: EONR	5	Website: EON-R.com